UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15 (d) of The Securities Exchange Act of 1934
Date of Report: June 10, 2011
(Date of earliest event reported)
KB HOME
(Exact name of registrant as specified in charter)

Delaware	1-9195	95-3666267
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
10990 Wilshire Boulevard, Los Angeles, California 90024
(Address of principal executive offices)                    (Zip Code)
Registrant’s telephone number, including area code: (310) 231-4000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
As previously reported, on February 3, 2011, the U.S. Bankruptcy Court, District of Nevada entered an order for relief on a Chapter 11 involuntary bankruptcy petition filed against South Edge, LLC, a Nevada limited liability company (“South Edge”), and appointed a trustee for South Edge. KB HOME Nevada Inc., a wholly-owned subsidiary of KB Home (the “Company”), is a member of South Edge together with unrelated homebuilders and a third-party property development firm. As a result of the February 3, 2011 court decision, and as previously reported, the Company considered it probable that it would pay certain amounts to the administrative agent for lenders to South Edge (the “Administrative Agent”) under a limited several repayment guaranty (the “Springing Guaranty”) that the Company provided in connection with certain loans the lenders made to South Edge. Each of KB HOME Nevada Inc., the other members of South Edge and their respective parent companies provided a similar repayment guaranty to the Administrative Agent. As reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ending February 28, 2011, the Company believed that this matter would be resolved either through (a) a payment on the Springing Guaranty, resulting in the Company’s assumption of the lenders’ lien position with respect to the Company’s share of land owned by South Edge, or (b) a consensual plan of reorganization for South Edge of which the Company would be one of several proponents.
Effective June 10, 2011, the Company and KB HOME Nevada Inc. became parties to a consensual agreement among the Administrative Agent, several of the lenders to South Edge, and certain of the other South Edge members and their respective parent companies (together with the Company and KB HOME Nevada Inc., the “Participating Members”). The Chapter 11 trustee for South Edge has expressed its consent to the agreement. The other Participating Members are Coleman-Toll Limited Partnership, Toll Brothers, Inc., Pardee Homes of Nevada, Weyerhaeuser Real Estate Company, Beazer Homes Holding Corp., and Beazer Homes USA, Inc. As of the date of this report, certain members of South Edge, including Meritage Homes of Nevada, Inc. and Focus South Group, LLC, are not party to the agreement.
Each of the parties has agreed to use commercially reasonable efforts to support a consensual plan of reorganization for South Edge (the “Plan”), to obtain bankruptcy court approval of a disclosure statement that will accompany the Plan, to obtain bankruptcy court confirmation of the Plan following, and subject to, the bankruptcy court’s approval of a disclosure statement, to obtain the requisite support of the South Edge lenders to the Plan, and to consummate the Plan promptly after confirmation, in each case by certain specified dates. Under the agreement, the effective date of the Plan following its confirmation is to occur on or before November 30, 2011, though it may be extended by the Participating Members and the Administrative Agent jointly by up to 30 days, depending on the date of Plan confirmation. No disclosure statement for the Plan has been approved by the bankruptcy court at this time, and nothing herein should be construed as a solicitation of any vote on the Plan by creditors of or equity holders in South Edge.
Pursuant to the terms of the proposed Plan, the Company would pay to the South Edge lenders an amount between approximately $214 million and $225 million on the effective date of the Plan. The Company has deposited approximately $21 million of this amount in an escrow account. The exact sum the Company would pay to the South Edge lenders depends on the outcome of proceedings the Chapter 11 trustee for South Edge has commenced against, among others, a South Edge member that is not a Participating Member in order to determine the amount of pledged infrastructure development funds that can be applied to the South Edge debt. In addition to this payment to the South Edge lenders, the Company would be responsible for certain fees, expenses and charges and for certain allowed general unsecured claims, and would receive the benefit of potential contributions and recoveries that would, in the aggregate, affect the Company’s cost related to the Plan. Taking all of this into account, the Company currently estimates that its net obligation related to the proposed Plan is between $216 million and $240 million.
If the proposed Plan becomes effective, the Company anticipates that it would (a) acquire its share of the land owned by South Edge (amounting to at least approximately 65% of the land and as much as approximately 68%) as a result of a bankruptcy court-approved disposition of the land to a newly created entity in which the Company would expect to be a part owner, and (b) without further payment, satisfy or assume the respective liens of the Administrative Agent and the South Edge lenders on the land. In addition, if the Plan becomes effective, the Company anticipates that all South Edge-related claims, potential guarantee obligations (including the Company’s potential Springing Guaranty obligation), and litigation between the Administrative Agent (on behalf of itself and the South Edge lenders) and the Participating Members would be resolved, although lenders holding less than 8% ownership in the loans made to South Edge that are not currently expected to consent to the Plan may assert certain claims against the Company, which claims the Company would vigorously dispute.
The agreement is subject to bankruptcy court approval and may be terminated by the Administrative Agent or the Participating Members upon the occurrence of certain specified events, including a failure to meet the specified dates on which the above-described activities in support of the Plan are to occur.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Date: June 15, 2011

KB Home
By:	/s/ BRIAN J. WORAM
Brian J. Woram
Executive Vice President, General Counsel and Secretary